AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

         THIS AMENDMENT, dated as of the 28th day of March, 2003, amends the Distribution Agreement (the "Agreement"), dated December 31, 2000, by and between Pictet Funds (the "Trust") and PFPC Distributors, Inc. (the "Distributor").

         WHEREAS, pursuant to the Agreement, the Trust has retained the Distributor as distributor for the shares of beneficial interest ("Shares") of each series of the Trust listed on Schedule A to the Agreement (each, a "Fund");

         WHEREAS, the Funds each has established two classes of Shares, Retail Class Shares and Institutional Class Shares, and may in the future establish and issue additional classes of Shares pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended; and

         WHEREAS, the Retail Class Shares, and such other classes of Shares as may be determined by the Funds from time to time, may impose a sales charge on purchases or sales of such Shares (such shares, "Load Shares").

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Agreement and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be amended to add the following provisions:

1.16 All Load Shares offered for sale by the Distributor shall be offered for sale to the public at a price per share (the "Offering Price") equal to (a) their net asset value (determined in the manner set forth in the Trust's Declaration of Trust and the then current Prospectuses) ("NAV") plus, except with respect to certain classes of persons and transactions set forth in the then current Prospectuses, (b) a sales charge which shall be the percentage of the Offering Price of such Load Shares as set forth in the then current Prospectuses. In addition, Load Shares will be redeemed by the Distributor at NAV less any contingent deferred sales charge which shall be the percentage of the Offering Price of such Load Shares as set forth in the then current Prospectuses. The Offering Price, if not an exact multiple of one cent, shall be adjusted to the nearest cent. Concessions by the Distributor to dealers and other institutions shall be set forth in either the selling agreements between the Distributor and such dealers and institutions as from time to time amended, or if such concessions are described in the then current Prospectuses, shall be as so set forth. No dealer or other institution who enters into a selling agreement with the Distributor shall be authorized to act as agent for the Trust in connection with the offering or sale of the Load Shares to the public or otherwise.

1.17 If any Load Shares sold by the Trust are redeemed or repurchased by the Trust or by the Distributor as disclosed agent or are tendered for redemption within seven business days after the date of confirmation of the original purchase of said Load Shares, the Distributor shall forfeit the sales charge received by the Distributor in respect of such Shares, provided that the portion, if any, of such amount re-allowed by the Distributor to dealers or other institutions shall be repayable to the Trust only to the extent recovered by the Distributor from the dealer or other institution involved. The Distributor shall include in each selling agreement with such dealers and other institutions a corresponding provision for the forfeiture by them of their concession with respect to the Load Shares sold by them or their principals and redeemed or repurchased by the Trust or by the Distributor as disclosed agent (or tendered for redemption) within seven business days after the date of confirmation of such initial purchases.
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To the extent anything in this Amendment is inconsistent with any provision of the Agreement, this Amendment shall control; PROVIDED, HOWEVER, that nothing in this Amendment shall be deemed to in any way amend, modify or supersede any provision of Section 8 of the Agreement captioned "Matters Pertaining to the Trust as a Massachusetts Business Trust."

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first written above.


                                              PICTET FUNDS

                                              /S/ JEAN G. PILLOUD
                                              By:  Jean G. Pilloud
                                              Title:  Chairman and President


                                              PFPC DISTRIBUTORS, INC.

                                              /S/ BRUNO DISTEFANO
                                              By:  Bruno DiStefano
                                              Title:  Vice President